Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-207255) of Novatel Wireless, Inc. (predecessor issuer to Inseego Corp.);

2)	Registration Statement (Form S-3 Nos. 333-221404, 333-228315, and 333-226753) of Inseego Corp.; and

3)
Registration Statements (Form S-8 Nos. 333-226754, 333-221405, 333-214965, 333-207233, 333-202648, 333-190878, 333-190879, 333-176490, 333-176489, 333-163033, 333-163032, 333-159287, 333-145482, 333-139730, and 333-53692) of Inseego Corp.,

of our report dated March 15, 2018, with respect to the consolidated financial statements of Inseego Corp. as of and for the year ended December 31, 2017, included in this Annual Report (Form 10-K).

 /s/ MAYER HOFFMAN MCCANN P.C.

San Diego, California
March 12, 2019